Exhibit 99.1

News Release

For Release April 8, 2013	For Information:
Michael C. Crapps
President & Chief Executive Officer
(803) 951-2265
mcrapps@firstcommunitysc.com

First Community Bank Promotes Four to Executive Vice President and Names Chief Risk Officer

Robin Brown	Ted Nissen	David Proctor	Joe Sawyer

Lexington, SC, April 8, 2013 — Today, First Community Bank announced that four of the bank’s senior level officers have been promoted to the position of Executive Vice President. Robin Brown, Ted Nissen, David Proctor, and Joe Sawyer, are all currently members of the executive management team and have been with the bank since its inception in 1995.

“These individuals have served First Community well since the opening of the bank,” said Mike Crapps, President & CEO of First Community Bank. “These promotions are in appreciation of their loyalty and in recognition of expertise in their respective functional roles and to note their many contributions to our bank’s success during such a sustained period of time.”

The four individuals have a combined 118 years of experience in the banking industry. Ms. Brown serves as the Director of Human Resources and Marketing for First Community with responsibility for staffing, compensation and benefits, training and development, communications, advertising, and public relations. Mr. Nissen serves as the bank’s Chief Commercial and Retail Banking Officer overseeing the bank’s loan and deposit production in the commercial and retail sectors as well as branch administration and business banking services. In addition to his promotion to EVP, Mr. Proctor has been named the Chief Risk Officer for the bank; while continuing his responsibility for the bank’s credit culture and oversight of credit administration, this expanded role adds responsibility for audit, compliance, security and facilities. Mr. Sawyer is the bank’s Chief Financial Officer and provides internal and external financial reporting, ALCO, management of the bank’s investment portfolio, budgeting, information technology, and deposit operations.

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First Community Bank is a local community bank based in the Midlands of South Carolina. First Community operates 11 banking offices in Lexington, Richland, Newberry and Kershaw counties in addition to First Community Financial Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.